EXHIBIT 10.1

MANAGEMENT CONSULTING AGREEMENT

Effective Date: Dec 1, 2017

This Management Consulting Agreement (“Agreement”) is made by and between BLACKSTAR ENTERPRISE GROUP, INC., incorporated in Delaware and having a principal place of business at 4450 Arapahoe Ave Boulder co 80303 (the Company”), and INTERNATIONAL HEDGE GROUP, INC. John Noble Harris and Joseph E Kurczodyna (the “Consultants”).

1. Engagement of Services. Subject to the terms of this Agreement, Consultant will render management services and coordination of the operation of the Company as listed In “Exhibit A”. The Company may also issue new project assignments to Consultant from time to time to be mutually agreed upon by the parties.

2. Compensation. Company will pay Consultant the fee set forth in "Exhibit A" for services rendered pursuant to this Agreement. Consultant will also be reimbursed for expenses which are approved in advance in writing by the Company, and paid within ten (10) days of receipt of Consultant’s invoice, provided Consultant has furnished such documentation for authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis stated in the Project Assignment(s) for work that has been completed.

3. Independent Contractor Relationship. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits, which Company may make available to its employees, including, without limitation, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Company, unless specifically requested or authorized in writing to do so by a Company manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes.

4.       Intellectual Property Rights.

4.1 Disclosure and Assignment of Intellectual Property.

(a) Intellectual Property. “Intellectual Property” includes any and all new or useful art, discoveries, improvements, technical developments, know-how, formulae, processes, manufacturing techniques, trade secrets, ideas, or inventions,

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whether or not patentable and all copyrightable works, designs, mask works, trademarks, patents, patent applications, artwork and software that Consultant, solely or jointly with others, makes, conceives or reduces to practice within the scope of Consultant’s work for Company under this Agreement.

(b) Disclosure and Ownership of Intellectual Property. Consultant agrees to make and maintain adequate and current records of all inventions, which records shall be and remain the property of Company. Consultant agrees to promptly disclose every invention to Company. Consultant hereby assigns and agrees to assign to Company or its designee its entire right, title and interest worldwide in all Intellectual Property.

(c) Assistance. Consultant agrees to execute upon Company’s request a signed transfer of ownership to Company included in each Project Assignment for all inventions and all works subject to copyright protection, including, but not limited to, computer programs, notes, sketches, drawings and reports. Consultant agrees to assist Company in any reasonable manner to obtain and enforce for Company’s benefit patents, copyrights, mask works, and other property rights in any and all countries, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to Company and any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement. If called upon to render assistance under this section, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company.

4.2 Confidential Information.

(a) Definition of Confidential Information. “Confidential Information”, as used in this Agreement, shall mean any and all technical and non-technical information and proprietary information, including, without limitation, techniques, sketches, drawings, models, Intellectual Property, apparatus, equipment, algorithms, software programs and software source code documents, related to the current, future and proposed products and services of Company, its suppliers and customers, Company’s information concerning research, experimental work, development, design details and specifications, engineering information, financial information, procurement requirements, purchasing and manufacturing information, customer lists, business forecasts, sales and merchandising and marketing plans and information.

(b) Nondisclosure and Nonuse Obligations. Consultant will use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Consultant agrees that it shall treat all Confidential Information of the Company with the same degree of care as it accords to its own Confidential Information, and Consultant represents that it exercises, at a minimum, reasonable care to protect its own Confidential Information. If Consultant is not an individual, Consultant agrees that it shall disclose Confidential Information only to those employees who need to know such information and certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement. Consultant

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agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Consultant will promptly give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c) Exclusions from Nondisclosure Obligations. Consultant’s obligations under Section 4.2 (b) (“Nondisclosure and Nonuse Obligations”) with respect to Confidential Information do not exist or shall terminate if: (i.) the information was in the public domain at or subsequent to the information was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time it was communicated to Consultant by the disclosing party; or (iii) the information was developed by employees or agents of Consultant independently of, and without reference to, any information communicated to Consultant by the disclosing party. If Consultant is required to disclose the Confidential Information in response to a valid order by a court or other government body, or as otherwise required by law or as necessary to establish the rights of either party under this Agreement, Consultant agrees to provide Company with prompt written notice so as to provide Company with a reasonable opportunity to protect such Confidential Information.

(d) Disclosure of Third Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

4.3 Return of Company’s Property. All materials (including, without limitation, source code, documents, drawings, models, apparatus, sketches, designs and lists) furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement (collectively referred to as the “Company Property”) are the sole and exclusive property of Company and/or its suppliers or customers. Consultant agrees to keep all Company property at Company’s premises, unless otherwise permitted in writing by Company. Consultant agrees to promptly deliver the original and any copies of the Company Property to Company at any time upon Company’s request. Upon termination of this Agreement by either party for any reason, Consultant agrees to promptly deliver to Company or destroy, at Company’s option, the original and any copies of the Company Property. Within five (5) days after the termination of this Agreement, Consultant agrees to certify in writing that Consultant has so returned or destroyed all such Company Property.

4.4 Observance of Company Rules. At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

5. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept any obligation, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Company, under this Agreement. Consultant covenants, represents and warrants to Company that Consultant is not bound by or subject to any contractual or other

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obligations that would be violated by Consultant’s execution or performance of this Agreement. Consultant further warrants that, to the best of its knowledge, there is no other contract or duty on Consultant’s part which conflicts or is inconsistent with this Agreement. Consultant agrees to indemnify Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

6.       Term and Termination.

6.1 Term. This Agreement is effective as of the Effective Date set forth above and will continue unless terminated earlier as set forth below.

6.2 Termination by Company. Company may terminate this Agreement, with or without cause, at any time upon thirty (30) days prior written notice to Contractor. Company also may terminate this Agreement immediately in its sole discretion upon Consultant’s material breach of Section 4. (“Intellectual Property Rights”), Section 7. (“Noninterference with Business”) and/or upon any acts of negligence or misconduct by Consultant directly affecting this Agreement or the independent consulting relationship.

6.3 Termination by Contractor. Except during the term of a Project Assignment, Consultant may terminate this Agreement, with or without cause, at any time upon thirty (30) days’ prior written notice to the Company. Sections 4. ("Intellectual Property Rights”) and 7. (“Noninterference with Business”) will survive any termination or expiration of this Agreement.

7. Noninterference with Business. During this Agreement, and for a period of one (1) year immediately following its termination, both Consultant and Company agree not to interfere with each other’s business in any manner. By way of example and not of limitation, both parties agree not to solicit or induce any customer, supplier, employee or independent contractor to terminate or breach a contractual, an employment or any other relationship with the parties.

8. Successors and Assigns. Consultant may not assign this Agreement or subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent. Subject to the foregoing, this Agreement will inure to the benefit of Company’s successors and assigns, and will be binding on Consultant’s permitted assignees.

9. General Indemnity. Subject to the other express provisions herein, each party agrees to defend, indemnify and hold harmless the other party from and against all reasonably incurred costs, expenses, fees, damages (“Damages”) arising out of this Agreement, or the performance of Services hereunder, to the extent any such Damages arise from the indemnifying party’s gross negligence, willful misconduct, fraud or breach of any material obligation hereunder.

10. Liability Limitation. EXCEPT AS PROVIDED IN SECTION 9, NOTWITHSTANDING ANYTHING OTHERWISE TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL,

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INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

11. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing in accordance with this section.

12. Governing Law. This Agreement shall be governed by the respective laws of the United States of America and of the State of Colorado. Any disputes will be resolved by mutual arbitration. The arbitrator will be a member of the American Arbitration Association (AAA).

13. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14.       Waiver. The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

15. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them a particular value; breach of any of such obligations will result in irreparable and continuing damage to Company or which there will be no adequate remedy at law; and, in the event of such breach, Company will be entitled to seek injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Project Assignments and services undertaken by Consultant for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

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IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date first written below. The parties acknowledge that the terms of this Agreement have been effective beginning Dec 1, 2017.

BLACKSTAR ENTERPRISE GROUP, INC:

By: /s/ Joseph E. Kurczodyna

______________________________________

Joseph E Kurczodyna

Title: CFO

By: /s/ Joseph E. Kurczodyna

________________________________________

Joseph E Kurczodyna

Director

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"EXHIBIT A – SERVICES & FEES”

Services.

Areas of Focus:

·	Assist the Company in all filings that necessary to be a fully reporting public company
·	Assist the Company in public relations
·	Evaluate candidates for the portfolio of companies in merchant bank.
·	Establish new contacts for the company and develop proposals and deals to capture revenues
·	Assist the Company in their capital funding strategy (including discovery of potential investors)

Payment of Fees: Fees will be:

1.	The Consultants shall be paid $25,000 total for services 2017.
2.	Consulting fees from Consultant may request cash, stock, or a combination of both as payment with mutual agreement.

3.	Expenses are limited to the budget allocated by the Company. Company out of that budget shall reimburse Consultant within the limit of the budget for all reasonable pre-approved out-of-pocket expenses (transportation, hotel, and meals, and related expenses as needed) as actually incurred by Consultant on behalf of the Company.